HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998

                                TABLE OF CONTENTS



Report of Independent Certified Public Accountants ................................  F-2

Financial Statements

         Consolidated Balance Sheets ............................................................  F-3

         Consolidated Statements of Operations ............................................  F-4

         Consolidated Statement of Changes in Shareholders' Deficit ...........  F-5

         Consolidated Statements of Cash Flows ...........................................  F-7

         Notes to Consolidated Financial Statements .....................................  F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Shareholders of HouseHold Direct.com, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of HouseHold Direct.com, Inc. and Subsidiary (a development stage company) (the "Company"), as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for the year ended December 31, 1999 and for the period from May 18, 1998 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HouseHold Direct.com, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from May 18, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has incurred net losses since its inception and has experienced severe liquidity problems. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.




                                             WALLACE SANDERS & COMPANY

Dallas, Texas
June 9, 2000

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                  December 31,                 March 31,
                                                                              --------------------------            2000
                                                                                  1998                1999       (unaudited)
                                                                               -----------         -----------    -----------

CURRENT ASSETS
     Cash and cash equivalents                                $    63,189    $    31,013    $   245,261
     Accounts receivable (Note 2)                                      --               4,600         657,472
     Prepaid expenses and other current assets                   --               9,565           94,314
     Inventory                                                                      --                  --              36,290
                                                                               -----------         -----------    -----------

         Total current assets                                           63,189          45,178       1,033,337

PROPERTY AND EQUIPMENT, net                       7,371           73,629         104,935

GOODWILL, net of accumulated amortization
     of $2,080 and $3,016 at December 31, 1999 and
     March 31, 2000, respectively                               --           16,640            15,704
                                                                         -----------       -----------         -----------

         TOTAL ASSETS                                         $    70,560    $   135,447    $ 1,153,976
                                                                    ===========    ===========  ===========

                                 LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable                                            $   411,242    $   671,341    $    829,651
     Accrued salaries                                                        --              400,000          458,631
     Current portion of note payable                                 --                 5,601              5,601
     Amounts payable to related parties                            --             192,107          126,318
                                                                                -----------         -----------        -----------

         Total current liabilities                                    411,242      1,269,049       1,420,201

NOTE PAYABLE, net of current portion                     --                 2,020                  682
                                                                               -----------         -----------        -----------

         TOTAL LIABILITIES                                    411,242     1,271,069        1,420,883
                                                                               -----------         -----------       -----------

DEFERRED REVENUE (NOTE 2)                              --                   --               612,688

COMMITMENTS AND CONTINGENCIES (NOTE 8)  --             --                      --
                                                                               -----------         -----------       -----------
                                                                                 411,242      1,271,069      2,033,571
                                                                               -----------         -----------       -----------
     SHAREHOLDERS' DEFICIT
     Common stock, 50,000,000 shares of $0.001 par value
         authorized; 13,917,000, 20,240,304, and 23,037,782
         shares issued and outstanding at December 31,
         1998, 1999, and March 31, 2000, respectively  13,917         20,241           23,039
     Additional paid-in capital                                    344,084     1,632,311      2,827,450
     Common stock subscriptions receivable              (59,999)       (34,355)         (34,355)
     Options outstanding                                                   --            125,131         125,131
     Deferred compensation                                              --             (15,000)          (8,750)
     Deficit accumulated during the
      development stage                                            (638,684)   (2,863,950)    (3,812,110)
                                                                                -----------      -----------        -----------

         TOTAL SHAREHOLDERS' DEFICIT        (340,682)   (1,135,622)        (879,595)
                                                                                -----------       -----------       -----------

         TOTAL LIABILITIES AND
              SHAREHOLDERS' DEFICIT                 $    70,560    $   135,447    $ 1,153,976
                                                                          ===========    ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                                             For the
                                                For the                                                                 Period from
                                                Period from                                                          January 1,
                                                May 18, 1998  For the Year      Cumulative        2000 to
                                                (inception) to   ended                During               March 31,
                                                 December 31, December 31,   Development     2000
                                                 1998               1999                  Stage                 (unaudited)
                                                  --------------    --------------       --------------        --------------

REVENUES:
     Consulting services                  $           --       $       53,418      $       53,418      $       32,625
     Membership fees                                   --                   --                        --                   11,907
                                                       --------------    --------------       --------------        --------------

TOTAL REVENUES                                --                53,418                53,418              44,532
                                                       --------------    --------------       --------------        --------------

OPERATING EXPENSES:
     Salaries and benefits                          19,875        430,581              450,456            129,011
     Research and development                10,000        121,072              131,072               53,311
     Depreciation and amortization             3,243          23,610                26,853            161,604
     Consulting fees                                 145,307        688,213              833,520            284,230
     General and administrative               140,522    1,014,331           1,154,853            364,321
                                                       --------------    --------------       --------------        --------------

     TOTAL OPERATING EXPENSES 318,947    2,277,807          2,596,754            992,477
                                                       --------------    --------------       --------------        --------------

LOSS FROM OPERATIONS             (318,947)   (2,224,389)       (2,543,336)        (947,945)
                                                       --------------    --------------       --------------        --------------

OTHER EXPENSE:
     Interest expense                                    --                    (877)                (877)               (215)
     Loss from subsidiary - PCNI         (319,737)               --              (319,737)                 --
                                                       --------------    --------------       --------------        --------------

     TOTAL OTHER EXPENSE          (319,737)             (877)         (320,614)             (215)
                                                       --------------    --------------       --------------        --------------

NET LOSS BEFORE INCOME TAX
     PROVISION                                   (638,684)   (2,225,266)     (2,863,950)       (948,160)

     INCOME TAX PROVISION                --                  --                    --                    --
                                                       --------------    --------------       --------------        --------------

NET LOSS                                     $    (638,684) $ (2,225,266)   $(2,863,950)   $ (948,160)
                   ==============    ==============    ==============   ==============

Basic and diluted net loss per weighted
     average share of common stock
     outstanding                             $           (0.07)   $         (0.12)   $        (0.16)   $        (0.04)
                   ==============    ==============    ==============   ==============

Weighted average number of shares of
     basic and diluted common stock
     outstanding                                   8,620,563     17,902,094    17,902,094     22,475,296
                    ==============    ==============    ==============  ==============

The accompanying notes are an integral part of these consolidated financial statements.

                    HOUSEHOLDDIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT


                                                                                                                  Deficit
                                                             Common                                     Accumulated
                                           Additional Stock                                          During the         Total
                     Common Stock Paid-in Subscriptions Options Deferred Development Shareholders'
                         Shares      Par Value   Capital Receivable Outstanding Compensation Stage
Deficit
                             ------------------------------------------------------------------------------------------------

Reinstatement and
   Recapitalization,
   May 18, 1998     1,000,000   $   1,000   $       --  $          --   $      --    $     --   $        --   $   1,000

Stock issued for
   Cash                   1,627,095       1,627     174,334            --           --           --            --     175,961

Stock issued for
  services                  914,000         914       99,626             --          --          --            --       100,540

Stock issued for
   purchase of
   PCNI                10,000,000   10,000              --      (10,000)        --          --            --               --

Sale of PCNI                 --             --                 --                1           --          --            --          1

Stock issued in lieu
  of interest               175,905       176        20,324             --           --           --            --        20,500

Stock issued for
  subscriptions
  receivable              200,000       200        49,800     (50,000)         --          --            --            --

Net loss                         --             --                 --               --           --          --  (638,684) (638,684)
                        -----------   ---------   ----------  -------------   ---------    --------   -----------   -----------

Balance at
  December 31,
   1998             13,917,000    13,917    344,084      (59,999)         --          --    (638,684)  (340,682)
                        -----------   ---------   ----------  -------------   ---------    --------   -----------   -----------

Stock issued for
  cash               4,784,504       4,785    897,394           --                --          --            --        902,179

Stock issued for
  services         1,488,800       1,489    367,883           --                --          --            --         369,372

Stock issued for
  subscriptions
  receivable          50,000            50     22,950        (23,000)         --          --            --            --

Cash received on stock
  subscriptions
  receivable                 --             --           --            38,645          --          --            --           38,645

Reclass to related party
  payable                  --             --           --             9,999           --          --            --             9,999

Options granted for
  services                     --             --            --              --         125,131       --           --         125,131

Deferred compensation   --         --            --              --               --       (15,000)     --          (15,000)

Net loss                         --            --            --              --              --        --   (2,225,266) (2,225,266)
                        -----------   ---------   ----------  -------------   ---------    --------   -----------   -----------

Balance at
   December 31,
  1999 20,240,304 $20,241 $1,632,311  $(34,355) $125,131 $(15,000) $(2,863,950) $(1,135,622)
                        -----------   ---------   ----------  -------------   ---------    --------   -----------   -----------


The accompanying notes are an integral part of these consolidated financial statements.

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
(CONTINUED)


                                                                                                                   Deficit
                                                              Common                                  Accumulated
                                            Additional Stock                                        During the         Total
                Common Stock     Paid-in  Subscriptions Options Deferred Development Shareholders'
             Shares      Par Value Capital     Receivable Outstanding Compensation Stage Deficit
                             ------------------------------------------------------------------------------------------------

Balance at
   December 31, 1999
          20,240,304 $20,241 $1,632,311 $(34,355) $125,131 $(15,000) $(2,863,950)   $(1,135,622)
                -----------   ----------  ----------  -------------   -----------  ------------  -----------   -----------

Stock issued for cash (unaudited)
          2,222,478       2,223  1,056,964          --            --               --                --              1,059,187

Stock issued for services (unaudited)
            575,000          575      138,175          --            --               --               --                 138,750

Deferred compensation
                --             --             --               --           --            6,250          --                    6,250

Net loss (unaudited)
                 --            --             --                --            --               --        (948,160)         (948,160)
                  -----------   ----------  ----------  -------------   -----------  ------------  -----------   -----------

Balance at
   March 31, 2000 (unaudited)
       23,037,782 $  23,039 $2,827,450  $ (34,355)  $125,131  $(8,750) $(3,812,110)   $  (879,595)
       ===========   ==========  ==========  =============  =========== =======

The accompanying notes are an integral part of these consolidated financial statements.

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                            For the.
                                                       For the                                                           Period from
                                                        Period from                                                     January 1,
                                                        May 18, 1998     For the Year     Cumulative      2000 to
                                                         (inception) to       ended               During           March 31,
                                                          December 31,     December 31,  Development     2000
                                                          1998                1999                 Stage              (unaudited)
                                                      -------------          -------------        -------------       -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                             $    (638,684)     $  (2,225,266)   $  (2,863,950)  $(948,160)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation                                             3,243                21,530               24,773         10,818
       Goodwill amortization                                --                     2,080                 2,080        150,786
       Services in exchange for stock and
                options                                         100,540             479,503              580,043       145,000
       Interest paid with stock                          20,500                   --                     20,500            --
       (Increases) decreases in operating assets:
           Accounts receivable                                  --                (4,600)                 (4,600)   (652,872)
           Prepaid expenses and other current assets --               (9,565)                 (9,565)     (84,749)
           Inventory                                                --               --                        --          (36,290)
       Increases (decreases) in operating liabilities:
           Accounts payable                             411,242            655,099            1,066,341      216,841
           Amounts payable to related parties            --            162,386               162,386      (65,789)
           Deferred revenue                                      --                 --                          --          612,688
                                                      -------------          -------------        -------------       -------------

              Net cash used in operating
                   activities                                  (103,159)        (918,833)         (1,021,992)    (651,727)
                                                      -------------          -------------        -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Cash acquired from acquisition of
             Thunderstick                                           --              17,815                 17,815            --
     Investment in Cross Check                             --                  --                            --       (150,000)
     Cash acquired from acquisition of Cross
  Check                                                       --                  --                            --               250
     Additions to property and equipment    (10,613)          (79,603)               (90,216)       (42,124)
                                                      -------------          -------------        -------------       -------------

     Net cash used in investing activities    (10,613)          (61,788)              (72,401)      (191,874)
                                                      -------------          -------------        -------------       -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Stock issued for cash                           176,961          902,179             1,079,140     1,059,187
     Cash received on stock subscriptions
               receivable                                        --                 38,645                  38,645           --
     Advances on notes payable                       --                 11,000                  11,000           --
     Payments on notes payable                       --                  (3,379)                 (3,379)        (1,338)
                                                      -------------          -------------        -------------       -------------

     Net cash provided by financing
            activities                                       176,961          948,445            1,125,406      1,057,849
                                                      -------------          -------------        -------------       -------------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                          63,189          (32,176)                31,013        214,248

CASH AND CASH EQUIVALENTS,
   BEGINNING OF PERIOD                          --              63,189                        --           31,013
                                                      -------------          -------------        -------------       -------------

CASH AND CASH EQUIVALENTS,
   END OF PERIOD                         $      63,189    $      31,013          $      31,013    $   245,261
                                                             =======    =============  =======  ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
         Cash paid during the period for
              interest                                $         653     $           877           $      1,530                215
                                                             =======    =============  =======  ===========

         Cash paid during the period for
               income taxes                      $          --       $          --               $          --              --
                                                             =======    =============  =======  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                For the                          For the Period from
                                                                               Period from                              January 1,
                                                                                May 18, 1998   For the Year    2000 to
                                                                                 (inception) to    ended              March 31,
                                                                                December 31,  December 31, 2000
                                                                                  1998                1999               (unaudited)
                                                                                  -----------         -----------        -----------
SUPPLEMENTAL SCHEDULE ON NON-CASH
     INVESTING AND FINANCING ACTIVITIES:

ISSUANCE OF COMMON STOCK FOR SERVICES   $   100,540      $  369,372    $   138,750

ISSUANCE OF COMMON STOCK IN LIEU OF
        INTEREST                                                                       20,500               --                    --

ISSUANCE OF OPTIONS FOR SERVICES                             --              110,131               --

DEFERRED COMPENSATION RECORDED
       FOR EMPLOYEE OPTIONS                                               --               15,000                --

ISSUANCE OF COMMON STOCK FOR
      ACQUISITION OF PCNI                                                10,000                 --                    --

ACQUISITION OF THUNDERSTICK                                       --              10,000                --

ACQUISITION OF MEGAPPLIANCE'S ASSETS                    --               34,720               --

ISSUANCE OF COMMON STOCK FOR ACQUISITION
     OF CROSS CHECK                                                               --                    --                 100


The accompanying notes are an integral part of these consolidated financial statements.

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998


(1)      ORGANIZATION

         On January 2, 1992, RDI Marketing, Inc. ("RDI") was formed as a Florida corporation. Upon formation, RDI issued 1,000 shares of common stock. On May 18, 1998, RDI adopted a plan of recapitalization whereby the 1,000 shares of common stock were converted into 1,000,000 shares of .001 par value common stock. RDI essentially remained dormant with no direct or indirect business activity until reinstatement on May 18, 1998. In addition to the recapitalization on May 18, 1998, RDI filed a disclosure statement under Rule 15C2-11 of the Securities and Exchange Act of 1934 (hereafter the "Exchange Act") with the National Association of Securities Dealers ("NASD"). As a result, commencing on June 11, 1998, RDI's common stock was quoted on the OTC Bulletin Board.

         On July 10, 1998, RDI exchanged 10,000,000 shares of common stock for all of the outstanding stock of Preferred Consumer Network International, Inc. ("PCNI") (see Note 3).

         PCNI, incorporated on June 13, 1997, was engaged in the business of developing and operating a wholesale buying club which provided buying, marketing and financial services to third party owned wholesale buying clubs. The traditional buying club business model (the "Traditional Model") being utilized by PCNI was predicated on the sale of memberships to the general public, which memberships entitled the holders to purchase goods and services through the wholesale buying club at wholesale prices (exclusive of separately charged taxes, handling and shipping charges and a processing fee of up to 10%). During the fourth quarter of 1998, RDI elected to abandon the Traditional Model in preference to a new business model (the "New Model") predicated on the mass marketing (through telemarketing and the internet) of memberships. Additionally, the operations of PCNI based on the Old Model were suspended and PCNI became inactive. Subsequently, RDI sold all of the issued and outstanding capital stock of PCNI to Mr. John Folger (the President, a member of the Board of Directors and a principle shareholder of RDI) for nominal consideration (see Note 3).

         RDI, in furtherance of the development of the New Model, entered into several acquisitions during 1999.

         On May 14, 1999, RDI entered into an acquisition agreement whereby RDI agreed to acquire all of the issued and outstanding capital stock of Thunderstick, Inc. ("Thunderstick") in exchange for 1,000,000 shares of common stock. Thunderstick, through its wholly-owned affiliate Thunderstick Software, LLC, is engaged in the business of developing and marketing internet software which will be utilized to support RDI's website and e-commerce operations (see Note 3).

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(1)      ORGANIZATION (CONTINUED)

         On or about July 12, 1999, RDI, among other things, changed its corporate domicile from Florida to Delaware, and its name to HouseHold Direct.com, Inc. (the "Company"). These changes were effectuated by merging the Company into its wholly-owned Delaware subsidiary, and such merger had no impact on the shareholders or the capital accounts of the Company.

         On or about September 14, 1999, the Company entered into an acquisition agreement with Megappliance, Inc. ("Mega") pursuant to which the Company agreed to acquire a website (including software, technology and related commercial relationships) in exchange for shares of the Company's common stock (see Note 3).

         On March 9, 2000, the Company executed an Agreement and Plan of Merger with Cross Check Corp., a Colorado corporation ("Cross") and a Letter Agreement with the shareholders of Cross. Pursuant to such agreements, the Company merged Cross (which had no business operations but was registered, and fully reporting, under the Exchange Act) into the Company so that the Company could achieve "successor issuer" status under the Exchange Act. In connection with such merger which was consummated on March 20, 2000, the Company paid $150,000 in cash and issued 100,000 shares of common stock of the Company to the former shareholders of Cross.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation

         The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continuation of the Company as a going concern. However, the Company is in the development stage, and since inception has been engaged primarily in raising capital and developing its website, product, and market strategy. The Company has not generated significant revenues from operations, and in the course of funding product and website development and other start-up activities, has experienced cumulative net losses of $2,863,950 for the period from May 18, 1998 (inception) to December 31, 1999, and has used cash in operations of $1,021,992 for the period from May 18, 1998 (inception) to December 31, 1999. The Company expects that it will continue to incur net operating losses as it expends substantial resources on product development and sales and marketing in an attempt to capture market share and develop market recognition. Management is in the process of raising additional capital through continued issuance of stock. Management of the Company believes that its additional capital that is expected to be raised in the future will be sufficient to cover its working capital needs until the Company's revenue volume reaches a sufficient level to cover operating expenses. Without the assurances

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         of additional capital, these factors raise a substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

         Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

         At December 31, 1998, there were no wholly-owned subsidiaries. At December 31, 1999, the wholly-owned subsidiary is Thunderstick.

         Revenue Recognition

         Revenue for services is recognized when the service is rendered, while product revenue is recognized when the product is shipped to the customer.

                  1998 revenue

                  Revenue consisted of products sold and shipped from the PCNI subsidiary.

                  1999 revenue

                  Revenue relates to consulting services performed by Thunderstick.

                  First quarter of 2000 revenue (unaudited)

                  Revenue of approximately $12,000 consists of membership fee income earned related to the contract entered into with Personal Consumer Services, Inc. (see Note 10). Revenue of approximately $32,500 consists of consulting services performed by Thunderstick.

                  Deferred revenue as presented on the balance sheet relates to uncollected revenue related to Personal Consumer Services, Inc. (see Note 10). Due to the uncertainty of collection history of this company, only cash received subsequent to the first quarter was recorded as revenue ($12,000) and all outstanding receivable amounts as of March 31, 2000 were recorded as deferred revenue.

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998



(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Property and Equipment

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, ranging from three to five years. Maintenance and repair costs are expensed as incurred.

         Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107 "Disclosure About Fair Value of Financial Instruments," requires disclosure about the fair value of all financial assets and liabilities for which it is practicable to estimate. At December 31, 1998 and 1999, the carrying value of all of the Company's accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short term nature. The note payable carrying value approximates fair value based on the borrowing rate currently available to the Company for loans with similar terms.

         Research and Development Costs

         Research and development costs are expensed as incurred.

         Goodwill

         Goodwill reflects the excess of purchase price over the fair value of net assets purchased and is amortized on a straight-line basis over 3 years. As of December 31, 1999, accumulated amortization was $2,080.

         Cash and Cash Equivalents

         For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents.

         Use of Estimates

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998



(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Loss per Share

         Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period (17,902,094 shares in 1999 and 8,620,563 shares in 1998). Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares and dilutive common stock equivalents outstanding for the period. Common stock equivalents, representing options totaling 4,300,000 shares for 1999 and 380,000 for 1998, are not included in the diluted loss per share as they are antidilutive. Net loss per share has been stated for all periods presented in accordance with SFAS No. 128.

(3)      ACQUISITIONS AND SALES

         Preferred Consumer Network International, Inc.

         On July 10, 1998, the Company purchased PCNI in exchange for 10,000,000 shares of common stock at $0.001 par value per share. This acquisition was accounted for by using the purchase method of accounting, and accordingly the deficit assumed was initially recorded by the Company based on estimated fair values at the date of acquisition:


                  Deficit                               $      (693,716)
                  Goodwill                                     703,716
                                                            --------------------------
                  Purchase consideration     $          10,000
                                                            ===============

         On December 31, 1998, the Company sold PCNI to a major shareholder of the Company for $1.

         Thunderstick, Inc.

         On May 7, 1999, a related party exchanged 500,000 shares of .001 par value per share personally held common stock (par value of $5,000) of the Company for 50% of the purchase consideration for all of the stock of Thunderstick. The Company agreed to pay the liability of $5,000 and therefore, this amount is included in amounts payable to related parties. The outstanding portion, 500,000 shares of common stock (par value of $5,000), is included in accounts payable and was subsequently issued in May 2000.

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(3)      ACQUISITIONS AND SALES (CONTINUED)

         This acquisition was accounted for by using the purchase method of accounting, and accordingly the equity assumed was initially recorded by the Company based on estimated fair values at the date of acquisition:


                  Equity                              $        28,580
                  Negative goodwill                   (18,580)
                                                           --------------------------
                  Purchase consideration    $        10,000
                                                           ===============

         The market value of the Company's shares on May 7, 1999 was $0.346 per share, equating to a value of $346,000. Based on the substance of the purchase agreement, as well as the underlying net assets of the acquired company, the transaction was recorded at fair value and subsequently written down to the par value of the Company's shares.

         The non-current assets of the purchased company were reduced by the negative goodwill.

         Megappliance, Inc.

         On September 9, 1999, a related party exchanged personally held stock of the Company valued at $34,720 for the assets of Mega. This acquisition was accounted for by using the purchase method of accounting, and accordingly the assets assumed were initially recorded by the Company based on estimated fair values at the date of acquisition:


                  Computer equipment                   $        16,000
                  Goodwill                                                18,720
                                                                       -------------------------

                  Purchase consideration               $        34,720
                                                                      ===============

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998



(3)      ACQUISITIONS AND SALES (CONTINUED)

         Pro-forma Information

         Unaudited pro-forma information for the year ended December 31, 1999 has been prepared to reflect the results of the consolidated operations as if the acquisition of Thunderstick and Mega had occurred on January 1, 1999. The results are not necessarily indicative of the results which would have occurred had these transactions been consummated at the beginning of 1999 or of future results of operations of the Company.


                                                         Pro-Forma
                                 Historical        Adjustments        Pro-Forma
                                ------------         -------------          ------------
Revenues                $       53,418      $   129,000        $     182,418
Net loss                     (2,225,266)          (35,732)          (2,260,998)
Loss per share                    (0.13)               --                         (0.13)

         The pro-forma adjustments represent revenue from services rendered by Thunderstick to outside parties for the period January 1, 1999 to May 7, 1999, as well as the net effect of operating results of Thunderstick, for the same period, on the net loss of the Company.

(4)      RELATED PARTY TRANSACTIONS

         Directors and major shareholders of the Company, John Folger and Ann Jameson (the "Shareholders"), entered into the following transactions with the Company:

                                                                             December 31,
                                                                  ------------------------------
                                                                       1998          1999
                                                                  ------------      -------------
Cash advances                                          $  47,136      $ 240,810
Payments on advances                                (11,543)      (165,036)
Services converted to stock                         (35,593)            --
Personal stock issued
    to vendors in lieu of services                         --           267,235
Personal stock issued for acquisition of
    Thunderstick stock and Megappliance
    assets                                                             --             39,720
PCNI receivable write-off (includes $9,999
    of stock subscriptions receivable)                 --         (190,622)
                                                                  ------------      -------------
                                                                 $      --         $ 192,107
                                                                 =======      ========

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(4)      RELATED PARTY TRANSACTIONS (CONTINUED)

         As of December 31, 1998, PCNI is wholly owned by John Folger. During 1999, the Company made payments totaling $190,622 on behalf of PCNI. It was determined that this amount would not be collected by the Company and therefore written off against the amounts payable to related parties balance.

(5)      PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at December 31, 1998 and 1999:

                                                          1998                  1999
                                                         ----------------     ------------------

Motor vehicle                                  $       --                $  13,500
Computer equipment                            10,614               55,641
Computer software                                  --                     25,454
                                                         ----------------     ------------------
                                                             10,614                94,595
Less:  accumulated depreciation           (3,243)             (20,966)
                                                         ----------------     ------------------

                                                          $    7,371           $   73,629
                                                          ==========    ==========

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(6)      INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" which requires the use of the "liability method" of accounting for income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for consolidated financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                     December 31,
                                                             ---------------------------
                                                            1998           1999
                                                            ------------   ------------

Deferred tax assets:
Current:
Accrued expenses                               $         --   $     75,920
Less: valuation allowance                              --        (75,920)
                                                            ------------   ------------

Total current                                                 --             --
                                                            ------------   ------------

Noncurrent:
Net operating loss                                 124,870      887,967
Less: valuation allowance                   (124,870)   (887,967)
                                                            ------------   ------------
Total noncurrent                                           --             --
                                                            ------------   ------------

Total deferred tax assets                    $         --   $         --
                                                    ============   ============

         The reconciliation of the income tax provision at the statutory United States federal income tax rates to income tax provision is:

                                                                             December 31,
                                                                          ------------------------
                                                                          1998           1999
                                                                          ---------      ---------
Income tax benefit at statutory rate                   $(111,844)     $(756,590)
Permanent items                                                        --                   5,694
State taxes                                                             (13,026)         (88,121)
Change in valuation allowance                            124,870          839,017
                                                                          ---------      ---------
                                                                           $      --           $      --
                                                                         =========      =========

         At December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2.3 million which begin to expire in 2018. Utilization of net operating losses may be subject to annual limitations due to the

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(6)      INCOME TAXES (CONTINUED)

         ownership change limitation provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization. The Company has not filed any federal, state, or local income tax returns since inception.

(7)      NOTE PAYABLE

         On April 7, 1999, the Company entered into a note payable agreement with a third party for $13,500. A $2,500 payment was made by the Company. The note payable bears interest at 12.00% per annum and requires monthly principal and interest payments of $518 beginning May 1, 1999. The note matures on May 1, 2001. Scheduled maturities of the note payable under existing terms are as follows at December 31, 1999:

                  2000                                                $ 5,601
                  2001                                                  2,020
                                                                           -------
                                                                         $ 7,621
                                                                       =======

(8)      COMMITMENTS AND CONTINGENCIES

         Operating Lease

         The Company leases certain office space under an operating lease that requires monthly rental payments of approximately $2,522 and expires April 30, 2002. Total rent expense related to this lease totaled $22,698 for the year ended December 31, 1999 and is included in general and administrative expenses in the accompanying consolidated statement of operations.

         Future minimum lease payments are as follows:

                  Year ended December 31,
                           2000                                        $      30,939
                           2001                                                31,866
                           2002                                                  8,025
                                                                             -------------
                                                                           $      70,830
                                                                        =============

         Internal Revenue Service Contingent Liability

         PCNI, a temporary wholly owned subsidiary of the Company during five months in 1998, was subsequently purchased and is currently owned by a major shareholder of the

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(8)      COMMITMENTS AND CONTINGENCIES (CONTINUED)

         Company (see Note 3). PCNI has been assessed a tax liability by the Internal Revenue Service ("IRS") for taxes, related to wages paid to employees, for an approximate total amount of $83,000. It is of the opinion of the Company's legal counsel that this liability will not significantly impact the Company. However, there is currently no legal determination as to whether the Company may be liable at some point for the entire amount. As of December 31, 1999, the Company recorded approximately $11,000 of this liability which was incurred during the time of temporary ownership. This amount is included in accounts payable in the accompanying consolidated balance sheets.

         The Company may be subject to other various legal proceedings and claims that arise in the ordinary course of business. Management currently believes that resolving these matter(s) will not have a material adverse impairment on the Company's financial position or its results of operations.

(9)      CAPITAL STOCK

         Common Stock Shares Issued

         During 1998, the Company issued an aggregate of 12,917,000 shares of Common Stock at $.001 par value (the "Common Stock"). The aggregate consideration received by the Company in connection with the issuance of such shares consisted of (a) $175,961 in the form of cash payments, received in connection with the issuance of 1,627,095 shares, (b) $100,540 in the form of services performed for or on behalf of the Company received in connection with the issuance of 914,000 shares, (c) 175,905 shares issued in lieu of interest of $20,500; and (d) on December 28, 1998, the Company issued 200,000 shares at $0.25 per share to an unrelated third party under the terms of a stock subscription agreement; the amount is payable on demand. The outstanding stock subscriptions are classified in the accompanying consolidated balance sheets and statement of changes in shareholders' deficit as a contra account to shareholders' deficit. No payments for stock subscriptions were received as of December 31, 1998. The Company also received all of the outstanding shares of the capital stock of PCNI in connection with the issuance of (e) 10,000,000 shares of the Company's common stock. These 10,000 shares were recorded as common stock subscriptions receivable since it was deemed that the purchase of PCNI resulted in little to no value to the Company. During calendar year 1999, the Company issued an additional 6,323,304 shares of Common Stock (the "Additional Shares"); and in connection with such issuance received (f) $902,179 in the form of cash in connection with issuance of 4,784,504 Additional Shares, (g) $369,372 in the form of services in connection with the issuance of 1,488,800 Additional Shares; and (h) on April 6, 1999, the Company issued 50,000 shares at $0.46 per share to an unrelated third party under

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998

(9)      CAPITAL STOCK (CONTINUED)

         the terms of a stock subscription agreement; the amount is payable on demand. The outstanding amounts are classified in the accompanying consolidated balance sheets and statement of changes in shareholders' deficit as a contra account to shareholders' deficit. A total amount of $38,645 was received as of December 31, 1999 in respect of all stock issued for subscriptions receivable. The $9,999 stock subscriptions receivable related to the PCNI transaction was reclassed against the amounts payable to related parties balance at December 31, 1999.

         All stock for services were valued at the average stock for cash value ($.19 in 1999 and $.11 in 1998). However, where specific values of services could be determined, those values were used to record the transactions.

         Detail Stock Transactions

         Stock issued in 1998 for cash:

                                         Number of
       Issue Date                     Shares           Amount
--------------------------        ------------     ------------

August 20, 1998                    125,000     $     13,750
October 2, 1998                     245,000            51,500
October 6, 1998                     200,000                 500
October 20, 1998                     50,000              1,000
October 9, 1998                     135,000              8,100
November 6, 1998                 792,095            92,311
November 24, 1998                 55,000              6,050
December 3, 1998                   25,000              2,750
                                           ------------     ------------
                                           1,627,095     $    175,961
                                    ============     ============

         Stock issued in 1998 in lieu of interest:

                                       Number of
       Issue Date                 Shares           Amount
--------------------------     ------------     ------------

November 20, 1998         175,905        $     20,500
                              ============     ============

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998



(9)      CAPITAL STOCK (CONTINUED)

         Stock issued in 1998 for acquisition of PCNI:

                              Issue Date             Number of Shares         Amount
                              ----------                ----------------                  ------

                           July 10, 1998                    10,000,000        $       10,000
                                                            ==========        ==============

         Stock issued in 1998 for subscriptions receivable:

Issue Date                      Number of Shares      Amount
----------                             ----------------         ------

 December 28, 1998          200,000             $       50,000
                                        ==========        ==============

         Stock issued in 1998 for services:

Issue Date                      Number of Shares      Amount
----------                             ----------------         ------

August 26, 1998                     100,000        $      11,000
September 17, 1998                180,000               19,800
October 6, 1998                      224,000               24,640
October 20, 1998                   100,000              11,000
November 16, 1998               210,000              23,100
November 23, 1998                 25,000                2,750
December 8, 1998                   50,000                 5,500
December 15, 1998                 25,000                 2,750
                                                ----------        -------------

                                              914,000        $   100,540
                                             ==========        =============

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(9)      CAPITAL STOCK (CONTINUED)

         Stock issued in 1999 for cash:

Issue Date                      Number of Shares      Amount
----------                             ----------------         ------

February 2, 1999                    150,000       $      35,500
February 11, 1999                  101,000               46,020
February 16, 1999                    50,000               23,000
February 18, 1999                  100,000               46,000
February 19, 1999                  250,000               98,250
February 23, 1999               1,300,000             130,000
February 25, 1999                  100,000               19,000
March 3, 1999                        369,109               60,189
March 8, 1999                        200,000               38,000
March 18, 1999                      550,000             136,355
March 19, 1999                      300,000               75,000
May 4, 1999                         505,000               11,870
May 14, 1999                       100,000               15,645
December 6, 1999                494,117               80,000
December 20, 1999               215,278              87,350
                                              ----------        ------------

                                            4,784,504       $   902,179
                                         ==========        ============

         Stock issued in 1999 for subscriptions receivable:

Issue Date                      Number of Shares      Amount
----------                             ----------------         ------

April 6, 1999                        50,000        $     23,000
                                        ==========        ============

                    HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998


(9)      CAPITAL STOCK (CONTINUED)

         Stock issued in 1999 for services:

Issue Date                      Number of Shares      Amount
----------                             ----------------         ------

February 2, 1999                    150,000        $   57,300
February 11, 1999                   138,300            26,277
February 23, 1999                  195,000            37,050
March 1, 1999                        100,000            76,700
March 3, 1999                          50,000              9,500
May 4, 1999                             70,000            13,300
August 2, 1999                         15,000              2,850
August 9, 1999                       100,000            19,000
September 22, 1999                 86,500            16,435
December 6, 1999                  515,000            97,850
December 14, 1999                  69,000            13,110
                                              ----------        ----------

                                           1,488,800        $  369,372
                                         ==========        ==========

         Stock Grants, Options and Warrants

         The Company has a nonqualified stock option plan that provides for the granting of the options to employees and consultants. The option price, number of shares, and grant date are determined at the discretion of the Company's Board of Directors. Grantees vest in the options at various intervals as determined by the Board of Directors. Options granted under the plan are exercisable for a period of up to five years from the grant date. Options were also granted to third parties to obtain capital.

                   HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1999 AND 1998


(9)      CAPITAL STOCK (CONTINUED)

         A summary of activity involving options and warrants of the Company's common stock follows:

WARRANTS AND OPTIONS                            DATE                     NUMBER OF
EXERCISE
                                                                         ISSUED                        SHARES      PRICE
                                                                        ----------------------------------------------------
Granted for Equity                                           October 30, 1998                5,000           0.375
Granted for Equity                                           November 6, 1998          792,095           0.375
Granted for Equity                                              December 8, 1998       100,000           0.250
Granted for Equity                                             December 20, 1998        10,000           0.250
Granted for Equity                                             December 21, 1998      300,000           0.250
Granted for Equity                                             December 22, 1998      319,109           0.375
Granted for Equity                                             December 31, 1998        70,000          0.250


Options outstanding as at December 31, 1998


Granted for Equity                                             February 2, 1999          100,000           0.250
Granted for Equity                                             February 16, 1999          40,000           0.250
Granted for Equity                                             February 16, 1999         180,000           0.250
Granted for Equity                                             February 16, 1999         100,000           0.250
Granted for Equity                                             February 16, 1999         100,000           0.250
Granted for Equity                                             February 17, 1999         200,000           0.250
Granted to management for services                 November 11, 1999       400,000           0.150
Granted to management for services                 November 11, 1999       250,000           1.350
Granted to management for services                 November 11, 1999       300,000           0.150
Granted to management for services                 November 11, 1999       250,000           1.350
Granted to management for services                 November 11, 1999    1,300,000           0.150
Granted to management for services                 November 11, 1999       500,000           1.350
Granted for consulting services                         November 11, 1999       300,000           0.150
Granted to management for services                 November 11, 1999       500,000           0.150
Granted to management for services                 November 11, 1999       500,000           1.350


Options and warrants outstanding as at December 31, 1999


Granted for Equity                                            February 29, 2000         180,000           0.500



WARRANTS AND OPTIONS                      EXPIRATION              DATE
OUTSTANDING                                           DATE                           EXERCISED        VALUE
                                                                       -----------------------------------------------------------
Granted for Equity                                        December 22, 1998      December 22, 1998      --
Granted for Equity                                      December 22, 1998     December 22, 1998          --
Granted for Equity                                      December 22, 1999     December 29, 1998          --
Granted for Equity                                      December 22, 1999     March 8, 1999              2,500
Granted for Equity                                      December 22, 1999     March 10, 1999          75,000
Granted for Equity                                      December 31, 1998     December 22, 1998         --
Granted for Equity                                      December 22, 1999     March 9, 1999            17,500
--------------------                                        -------------------------------------------------------------------
Options outstanding as at December 31, 1998                                                                   95,000
===========================     ========================================

Granted for Equity                                      December 22, 1999     November 11, 1999        --
Granted for Equity                                        December 22, 1999       March 11, 1999          --
Granted for Equity                                        December 22, 1999       March 10, 1999          --
Granted for Equity                                        December 22, 1999        March 2, 1999           --
Granted for Equity                                        December 22, 1999        March 1, 1999           --
Granted for Equity                                        December 22, 1999       March 10, 1999          --
Granted to management for services            November 1, 2004                   --                 60,000
Granted to management for services            December 1, 2004                    --               337,500
Granted to management for services            November 1, 2004                   --                 45,000
Granted to management for services            December 1, 2004                   --               337,500
Granted to management for services            November 1, 2004                   --               195,000
Granted to management for services            December 1, 2004                   --                675,000
Granted for consulting services                    November 1, 2004                  --                  45,000
Granted to management for services             November 1, 2004                 --                  75,000
Granted to management for services             December 1, 2004                 --                 675,000
--------------------                                        -------------------------------------------------------------------

Options and warrants outstanding as at        December 31, 1999                                2,445,000
===========================     ========================================

Granted for Equity                                         December 23, 2000    March 29, 2000          --
===========================     ========================================
                                                                                                                           2,445,000
===========================     ========================================

                   HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1999 AND 1998


(9)      CAPITAL STOCK (CONTINUED)

         The Company accounts for its stock based awards to employees using the intrinsic value method in accordance with APB 25, "Accounting for Stock Issued to Employees," and its related interpretations. Deferred compensation of $15,000 was recorded in accordance with APB 25.

         The fair value of each option grant was estimated in accordance with SFAS 123 using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                                                  1998                1999
                                                                                  ----------------    ----------------
                 Dividend yield                                                 0%                    0%
                 Expected volatility                                   0.487%              0.294%
                 Risk-free rate of return                                 6.8%                  6.8%
                 Expected life                                            5 Years              5 Years

         Compensation costs for stock options determined at the grant date in accordance with the fair value method consistent with SFAS 123 requires no additional amounts in compensation costs to be recognized for the years ended December 31, 1999 and 1998 as fair market value calculated using the Black-Scholes model, was lower than the option prices in all cases.

         Where options were issued to third parties for services rendered, the value of the consideration received is used to record the transactions, as allowed by SFAS 123. A total amount of $110,131 was recorded in 1999 on this basis. This amount is included in consulting fees in the accompanying consolidated statements of operations.

(10)     SUBSEQUENT EVENTS

         Formation of Additional Subsidiaries

         During the first quarter of 2000, the Company formed additional wholly owned subsidiaries for the purpose of expanding and pursuing other related business opportunities.

         Agreement with Personal Consumer Services, Inc.

         In January 2000, the Company entered into a service agreement (the "Agreement") with a third party wholesale buying club, Personal Consumer Services, Inc. ("PCS"). The Company is to provide services for PCS members in exchange for a base fee and

                   HOUSEHOLD DIRECT.com, INC. AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          DECEMBER 31, 1999 AND 1998



(10)     SUBSEQUENT EVENTS (CONTINUED)

         monthly retainer as defined in the Agreement. The Agreement expires in December 2005 with an option to extend the term for an additional five years. As of March 31, 2000, the Company is owed $652,872 from PCS, of which $612,688 has been recorded as deferred revenue.

         Purchase of Cross Check Corp.

         On March 9, 2000, the Company executed an Agreement and Plan of Merger with Cross and a Letter of Agreement with the shareholders of Cross. Pursuant to such agreements, the Company merged Cross (which had no business operations but was registered, and fully reporting, under the Exchange Act) into the Company so that the Company could achieve "successor issuer" status under the Exchange Act. In connection with such merger which was consummated on March 20, 2000, the Company paid $150,000 in cash and issued 100,000 shares of common stock of the Company to the former shareholders of Cross.

         Pro-forma information is not presented for this acquisition since Cross was an inactive company with no significant assets and liabilities.

(11)     UNAUDITED INTERIM FINANCIAL INFORMATION

         The unaudited interim consolidated financial information as of March 31, 2000 and for the three months ended March 31, 2000 has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

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